EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) dated as of May 30, 2025 (“Effective Date”), between United Security Bank, a California banking corporation (the “Bank”), having a principal place of business at 2126 Inyo Street, Fresno, CA 93721, and Kevin Williams (“Executive”), to which United Security Bancshares is a party, with reference to the following (collectively the “Parties” and interchangeably each a “Party”): RECITALS WHEREAS, the Bank is a California banking corporation duly organized, validly existing, and in good standing under the laws of the state of California, with power to own property and carry on its business as it is now being conducted; WHEREAS, the Bank is a wholly-owned subsidiary of United Security Bancshares, a California corporation (the “Parent”); WHEREAS, the Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to ensure the successful management of its business; WHEREAS, the Parties have heretofore reached a tentative non-binding agreement as to Executive’s terms of employment hereunder; WHEREAS, if there is a conflict between the terms of this Agreement and the terms of the tentative non-binding agreement, the terms of this Agreement shall control; and WHEREAS, the parties hereto desire to specify the terms of Executive’s continued at-will employment by the Bank. NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth below and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree that the following terms and conditions shall apply to Executive’s employment at the Bank: AGREEMENT A. Term of Employment. The Bank hereby agrees to employ Executive, and Executive hereby accepts employment with the Bank, for the period commencing with the Effective Date and terminating close of business on May 29, 2026 (the “Initial Term”) subject, however, to prior termination of this Agreement and Executive’s employment terms and conditions as hereinafter provided. Upon the expiration of the Initial Term, this Agreement shall automatically renew without requiring notice, signature or acknowledgement from either Party, and all terms hereof shall continue in full force and effect. Each such renewed term shall be for a period of one year to begin on May 30th of the year in which the prior term expired, and to conclude close of business on May 29th of the following year. Each such renewed term shall be referred to as an “Extended Term”, and (collectively with the Initial Term) all Extended Terms shall be referred to as the

2 “Term.” Both Parties hereby acknowledge and agree that Executive’s Employment at Bank is on an “at-will” basis. Either Party may terminate this Agreement upon 60 days’ written notice of termination to the other Party. Notwithstanding the foregoing, in the event Bank terminates Executive’s employment hereunder pursuant to a Termination For Cause (as defined in section F.1. below), Bank is only obligated to provide Executive with seven (7) days’ written notice of termination. Upon receipt of either Party’s written notice to terminate, this Agreement shall continue in full force and effect until the end of the 60 or 7 day period (whichever the case may be), to begin as of the date the written notice of termination is received pursuant to subsection G.3. below. B. Executive’s Duties. At all times throughout the Term of this Agreement, Executive shall perform those services, duties, responsibilities and obligations, and possess those titles, credentials, licenses and authorizations, as is customary for a Senior Vice President & Chief Banking Officer under the laws of the State of California including, but not limited to, the following: 1. Duties. Executive shall perform the duties and responsibilities of Senior Vice President & Chief Banking Officer, which include, but are not limited to those duties and responsibilities specified on the Bank’s Job Description for the positions of Senior Vice President & Chief Banking Officer, attached as Exhibit A hereto, and Executive shall have such authority and power as are inherent in his position (and the undertakings applicable to his position) and as are necessary to carry out the duties and responsibilities required of him hereunder, subject to the powers by law vested in the Chief Executive Officer, the Board of Directors of the Bank and in the Parent, as the Bank’s sole shareholder. 2. Faithful Performance. Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bank’s Articles of Incorporation and Bylaws, a copy of which has been provided to and reviewed by Executive. 3. Code of Ethics. Executive shall conduct himself at all times with due regard to public conventions and morals and shall abide by and reflect those conventions and morals in his personal actions for the Bank. Executive further agrees not to do or commit any act that will reasonably tend to degrade him or to bring upon himself or the Bank public hatred, contempt or ridicule, or that will reasonably tend to shock or offend any community in which the Parent, the Bank, or any of their affiliates engage in business, or to reflect poorly on the Parent, the Bank, any other affiliate, or the banking industry in general. Executive hereby understands that the Bank and Parent may update their Code of Ethics and Code of Conduct from time to time and agrees to be bound by such updated codes. Executive understands and agrees that Bank and Parent may determine, apply, and enforce any such Code of Ethics or Code of Conduct (including through this provision) in their sole discretion.

3 4. Conflicts of Interests. Executive shall devote substantially all of Executive’s full business time, ability and attention to the business of the Bank during the Term. Notwithstanding the foregoing, Executive may pursue other appropriate civic, charitable or religious activities so long as such activities do not interfere with Executive’s performance of his duties hereunder or otherwise conflict with the preceding sentence. In addition, Executive shall be permitted to make passive investments in other business ventures provided such investments are not in businesses that compete with the Parent or the Bank and which are fully disclosed to the Board of Directors of the Bank prior to the time of such investment (other than investments representing less than five percent (5.0%) of the securities of companies that are regularly traded on a national securities exchange (as that term is used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”))). Executive shall also be permitted to serve on the board of directors (but not as an officer) of any non-profit entity, subject to prior full disclosure to the Board of Directors of the Bank. Executive may not serve on the board of directors (or as an officer) of any for-profit entity without the express written prior approval of the Board of Directors of the Bank. Executive shall report to the Board of Directors of the Bank, on an annual basis, all positions held with other business, civic or charitable organizations. 5. Place of Performance. In connection with his employment with the Bank, Executive will be based at an office designated by the Bank, located in Fresno, California. C. Compensation. In consideration for the services and obligations required by Executive hereunder, Executive shall be entitled to the following Compensation throughout the Term: 1. Base Salary. The Bank shall pay or cause to be paid as base salary to Executive the amount of not less than $24,583.34 per month ($295,000.00 annually), payable in equal installments on the 15th and the 30th of each month, less federal and state income tax withholding and other applicable payroll withholdings (collectively, the “Base Salary”). The Bank’s Board of Directors may review Executive’s base salary from time to time, at their sole discretion, and Executive shall receive such base salary increases, if any, as determined the Board of Directors in their sole discretion (or as may be recommended by the Compensation Committee in its sole discretion). 2. Annual Bonus. Upon the successful completion of employment through the Initial Term and each Extended Term to the satisfaction of Bank and Parent, Executive may be entitled to an annual base bonus up to thirty-five percent (35%) of Executive’s salary for the preceding year. Executive’s annual bonus will be based on the Bank’s performance to the benefit of shareholders throughout the preceding year and the sole discretion of the Board of Directors. 3. Discretionary Bonus. Executive may receive such discretionary bonuses, if any, as the Board of Directors, in its sole discretion, shall determine. 4. 401k Plan. Upon completion of a ninety (90) day probationary period to begin as of the Effective Date, Executive shall be entitled to participate in the Bank or Parent’s 401k plan

4 (whichever the case may be) as implemented and amended by the Bank or Parent from time to time. Bank hereby agrees to match one-hundred percent (100%) of Executive’s contributions to such 401k plan; provided, however, that Bank shall not be obligated to contribute more than 4% of Executive’s total Plan Compensation (as defined by the United Security Bank Cash or Deferred Stock Ownership Plan) for any given tax year. 5. Long-Term Incentive Plan; Restricted Stock Award Grant. Executive shall be eligible to participate in the Bank’s long term incentive plan as determined by the Board in its sole discretion. As of the Effective Date, Executive shall be entitled to elect to participate in Parent’s 2025 Equity Incentive Award Plan (the “Equity Plan”), subject to the terms and conditions of the Equity Plan as determined from time to time by the Compensation Committee. Following the commencement of Executive’s employment, Executive will be granted an award of 81,000 shares of restricted stock with a vesting anniversary effective as of May 30, 2025, pursuant to and subject to the terms and conditions set forth in the Equity Plan and the applicable Restricted Share Award Agreement to be entered into between Executive and Parent. 6. Incentive Stock Option. Upon expiration of the Initial Term, the Compensation Committee shall grant Executive the option to purchase twenty-five thousand (25,000.00) shares, or any equivalent value of shares, in Parent stock (as determined by the Compensation Committee), to vest over a five year period at twenty percent (20%) each year, subject to the terms and conditions of the Equity Plan and the applicable stock option agreement (the “Incentive Stock Option”). As an alternative to receiving the Incentive Stock Option, Executive may elect, in the manner and within the time period prescribed by the Compensation Committee, to receive in lieu thereof a grant of restricted stock in an amount that the Committee determines to be economically equivalent to the Incentive Stock Option, which restricted stock shall vest over a five year period at twenty percent (20%) each year, subject to the terms and conditions of the Equity Plan and the applicable restricted share award agreement. 7. Change-in-Control. Upon completion of a thirty (30) day probationary period to begin as of the Effective Date, pursuant to section F.5.(c), Executive shall be eligible to receive severance in connection with a Change in Control (as defined in section F.5.(d) below), which provides Executive a lump sum severance payment equal to one year’s base salary and a bonus equal to the bonus paid to Executive for the preceding calendar year in effect at the time of employment termination due to a Change in Control. 8. Claw-Back. If Bank or Parent’s Compensation Committee and/or Board of Directors (whichever the case may be) determines, in good faith, that any fraud, negligence or intentional misconduct by Executive was a significant contributing factor to Parent having to restate all or a portion of its financial statements, said Compensation Committee or Board of Directors may require reimbursement of any bonus offered hereunder to the extent such bonus would have been reduced in lieu of such restatement. The reimbursement shall be net of taxes, to the extent the claw back is not tax deductible by Executive, and shall be paid by Executive within

5 sixty (60) days after demand. Bank and Parent’s claw-back authority granted by this provision shall extend for a period of three (3) years after the financial statement(s) were filed and corresponding bonus(es) were paid to Executive. Without limiting the generality of the foregoing, Bank and Parent’s window to exercise their claw-back authority as granted by this provision will coincide (and be deemed to run concurrently) with the applicable statute of limitations on assessment and collection as granted by 26 U.S. Code § 6501. 9. Acknowledgement of Tax Liability. Bank and Parent make no representation or warranty with respect to the tax consequences of the payments, bonuses, awards, benefits, and any other consideration and/or remuneration for services provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Bank and Parent and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Bank and Parent harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the them for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of any taxes, penalties or assessments, or (b) damages sustained by the Bank or Parent by reason of any such claims, including attorneys’ fees and costs Bank or Parent incurs in defending such claims. D. Executive Benefits. 1. Vacation. Upon completion of a ninety (90) day probationary period to begin as of the Effective Date, Executive shall accrue twenty (20) days of paid vacation, and ten (10) days of Personal Time Off, on a pro-rata basis at Executive’s regular base pay rate during each year of the Term, in accordance with the Bank’s vacation policies, to apply retroactively as of the Effective Date; provided, however, that, during each year of the Term, Executive is required to and shall take at least five (5) days of the vacation (the “Mandatory Vacation”), which shall be taken consecutively, consistent with the Bank’s Required Annual Absence For Sensitive Positions Policy. Executive shall not be entitled to pay in lieu of the Mandatory Vacation. Executive’s entitlement to the accumulation of vacation not used that is in excess of the Mandatory Vacation and Executive’s entitlement to pay for vacation in lieu of accumulating vacation shall be governed by the Bank’s Employee Handbook. In scheduling vacations, Executive shall take into consideration the needs and activities of the Bank. Vacation time may only be taken as it accrues. 2. Group Medical and Other Benefits. Upon completion of a sixty (60) day probationary period to begin as of the Effective Date, the Bank shall provide (for Executive’s participation and enrollment) all benefit plans or programs sponsored by the Bank or Parent, including, without limitation, participation in any group health, medical reimbursement, general medical, vision, dental, long or short-term disability, accidental death or dismemberment, or life insurance plan (with a maximum value of $500,000.00; the costs, including premiums, of which shall by paid exclusively by the Bank); provided that the plan and programs shall be maintained

6 by the Bank or Parent on terms no less favorable to Executive than those plans and programs in effect on the date hereof. Notwithstanding the foregoing, if Executive shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness that do not result in total disability, he shall continue to receive all payments provided in this Agreement (subject to early termination as provided elsewhere herein); provided, however, that any such payments may, at the sole option of the Bank, be reduced by any amount that the Executive receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Bank or under government programs. 3. Key Man and Disability Insurance. The Bank or Parent shall have the right to obtain and hold a “key man” life insurance policy on the life of Executive and/or a disability insurance policy with the Bank or Parent as the beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy. 4. Indemnification. The Bank and the Parent will, to the maximum extent permitted by law, defend, indemnify and hold harmless Executive and his heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which Executive may become subject which arise out of or are based upon or relate to Executive’s employment by the Bank, or the Executive’s service as an officer of the Bank or the Parent, including without limitation the advance of legal or other expenses reasonably incurred by Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities, provided that any reimbursement provided by this Section D.4. to Executive for costs or legal fees arising out of claims made against Executive shall be subject to compliance with Section 409A of the Internal Revenue Code. The Bank or the Parent shall maintain directors’ and officers’ liability insurance in commercially reasonable amounts (as reasonably determined by Bank or Parent’s Board of Directors), and Executive shall be covered under such insurance to the same extent as other senior management employees of the Bank or the Parent. E. Business Expenses and Reimbursement. 1. Business Expenses. Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors of the Bank but shall include, but not be limited to entertainment, meals, travel, cellular phone, and expenses associated with participation on the Board of Directors, provided that: (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Parent or the Bank as a business expense and not as deductible compensation to Executive; and

7 (b) Executive furnishes to the Bank adequate records, including receipts for expenditures and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of the Parent or the Bank and not as deductible compensation to Executive. 2. Reimbursement. Executive agrees to submit his expense reimbursement requests to the CEO for approval. Executive agrees that, if at any time payment made to Executive by the Bank for business expense reimbursement shall be disallowed in whole or in part as a deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive. 3. Auto Expenses. Bank hereby covenants to provide Executive with a monthly allowance of one-thousand dollars ($1,000.00) for Executive’s automobile expenses and mileage incurred in connection with his provision of required services hereunder. F. Termination. 1. Termination for Cause. The Bank may terminate this Agreement and Executive’s employment at any time without further obligation or liability to Executive, by action of its Board of Directors, based upon any of the following each of which shall constitute a “Termination For Cause”: (a) If Executive commits an act or acts (or an omission to act) which constitutes: (i) willful misconduct or a willful breach of a material duty in the course of Executive’s employment; (ii) a habitual neglect of a material duty; (iii) a willful violation of any applicable banking law or regulation; or (iv) a willful violation of any material policy, procedure, practice, method of operation or specific mode of conduct established by the Board of Directors or as set forth in any Bank policy; (b) If Executive engages in any activity which materially and adversely affects the Parent’s or the Bank’s reputation in the community, as determined by the Board of Directors in good faith; (c) If Executive has committed any act which would cause termination of coverage under the Bank’s Bankers Blanket Bond, as to Executive or as to the Bank as a whole; (d) If Executive is deceased; or (e) If Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of at least six (6) months by the Board of Directors, in good faith.

8 Any such Termination For Cause shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement. Termination pursuant to this Section F.1. shall become effective upon written notice of termination. 2. Action by Supervisory Authority. This Agreement and Executive’s employment shall terminate immediately without further liability or obligation to Executive: (a) If the Bank is closed or taken over by the California Department of Financial Protection and Innovation or other supervisory authority, including the Federal Deposit Insurance Corporation; or (b) If such supervisory authority should exercise its statutory cease and desist powers to remove Executive from office. 3. Merger or Transfer of Assets. Bank and Parent agree to take all commercially reasonable actions available to them to ensure that this Agreement and Executive’s employment shall not be terminated due to: (a) a merger where the Parent or the Bank is not the surviving corporation; (b) a consolidation; (c) a transfer of all or substantially all of the assets of the Parent or the Bank; or (d) a “Change in Control” (as defined below). The Bank shall take all commercially reasonable actions available to them to ensure that the surviving or resulting corporation, if other than the Parent or the Bank, or a transferee of the Parent’s or the Bank’s assets, is bound by and shall have the benefit of the provisions of this Agreement. In the case of dissolution, this Agreement and Executive’s employment shall be terminated. 4. Termination without Cause. Notwithstanding anything to the contrary herein, the Parties heretofore agree and acknowledge that Executive’s employment with the Bank is on an “at- will” basis, and that Executive’s employment at Bank may be terminated at any time by either Party, with or without cause, provided that the notice provisions of section A. have been satisfied. 5. Effect of Termination. (a) In the event of termination of this Agreement and Executive’s employment prior to the completion of the Term for any of the reasons specified in Sections F.1. through F.4. or in the event of the termination of this Agreement and Executives employment upon expiration of the Term due to non-renewal, or in the event Executive elects to terminate this Agreement and Executive’s employment pursuant to the provisions of Section F.4. other than for ‘‘Good Cause” (as defined below), Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement including accrued but unpaid vacation computed pro rata up to and including that date, and Executive’s incentive bonus, if any and prorated for any partial computation period; but Executive shall be entitled to no further compensation for service rendered after the date of termination.

9 (b) In the event the Bank elects to terminate this Agreement and Executive’s employment pursuant to the provisions of Section F.4., in addition to the items in Subsection F.5.(a), Executive shall be entitled to: (i) severance compensation equal to six (6) months’ then current base salary, payable in equal installments of a six (6) month period in conformity with the Bank’s normal payroll periods; and (ii) continuation of Executive’s group medical insurance benefits or payment of COBRA continuation benefits for six (6) months after which he will be entitled to self-pay COBRA continuation benefits for as long as legally available. (c) In the event the Bank or its successor elects to terminate Executive’s employment pursuant to the provisions of Section F.4. and there has been a Change in Control within the prior twelve (12) months, or in the event Executive elects to terminate his employment for Good Cause within twelve (12) months after a Change in Control, Executive shall be entitled to: (i) severance compensation equal to twelve (12) months’ then current base salary, payable in a lump sum; (ii) the amount of the bonus paid to Executive by the Company for the preceding calendar year, payable in a lump sum; and (iii) continuation of group medical insurance benefits or payment of COBRA continuation benefits for twelve (12) months after which he will be entitled to self-pay COBRA continuation benefits for as long as legally available. (d) For purposes of this Agreement, a “Change in Control” means any transaction or series of related transactions as a result of which: (i) The Company (as defined below) consummates a reorganization, merger or consolidation, or sale or other disposition of at least forty percent (40%) of its assets (each a “Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied: (A) Persons (as defined below), who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities (as defined below) of the Company beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (B) no Person beneficially owns (within the meaning of Rule l3d-3), directly or indirectly, more than: (i) 50% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity,

10 except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold; (C) at least one-half of the members of the board of directors of the Resulting Entity were members of the Company’s Board at the time the Company’s Board authorized the Company to enter into the definitive agreement providing for such Business Combination; and (D) the Company continues to own at least sixty percent (60%) of the assets it held immediately prior to the Business Combination (such percentage to be based on fair market value); or (ii) Any Person acquires beneficial ownership (within the meaning of Rule 13d- 3) of more than 50% of the combined voting power (calculated as provided in Rule l3d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change in Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (iii) A majority of the members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of their appointment or election. For purposes of this Agreement: (A) “Company” means the Parent and/or the Bank, individually or collectively; (B) the involuntary dissolution of the Bank by the regulatory authorities shall not be deemed a “Business Combination”; (C) “Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person; and (D) “Person” shall have the same meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act. (e) For purposes of this Agreement, the following shall constitute “Good Cause”: (i) subsequent to a Change in Control of the Company, and without Executive’s express written consent, the assignment to Executive of any duties substantially inconsistent with Executive’s positions, duties, responsibilities and status with the Bank immediately prior to the Change in Control, or a substantial change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment pursuant to Sections F.l. or

11 F.2., or as a result of Executive’s retirement, or by Executive’s willful withdrawal or resignation other than for “Good Cause”; (ii) subsequent to a Change in Control of the Company, a five percent (5.0%) or greater reduction by the Bank in Executive’s base salary and benefits as in effect on the Effective Date or as the same may be increased from time to time and, in any event, upon a reduction of five percent (5.0%) or greater of Executive’s base salary and benefits as in effect immediately prior to such Change in Control; (iii) subsequent to a Change in Control of the Company and without Executive’s express written consent, the Bank’s requiring Executive to be based anywhere other than within ten (10) miles of the Bank’s present main office location, exclusive of required travel on the Bank’s business; or (iv) subsequent to a Change in Control of the Parent or the Bank, the failure by the Bank to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section G.4. hereof. (f) Section 280G Excess Parachute Payments. (i) If any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank or Parent (the “Total Payments”), constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), the Bank will reduce such Total Payments to Executive until such Total Payments are no longer subject to any tax under Section 4999 of the Code. (ii) All calculations under this Subsection are to be made initially by the Bank and the Bank’s tax advisor and the Bank will provide prompt written notice thereof to Executive. Upon request of Executive, the Bank will provide Executive with sufficient tax and compensation data to enable Executive or his tax advisor to independently make the calculations described in Subsection F.5.(f)(i) above, and the Bank will reimburse Executive for reasonable fees and expenses incurred for any such verification. (iii) If Executive provides written notice to the Bank of any objection to the results of the Bank’s calculations within sixty (60) days after Executive’s receipt of written notice thereof, the Bank will refer that dispute for determination to tax counsel selected by the independent auditors of the Bank, and the Bank will pay all fees and expenses of that tax counsel. (g) Regulatory Prohibition. Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to the payment of any severance benefit to the extent that such payment shall be deemed a “golden parachute payment” as defined in Section 359.l(f) of the Federal Deposit Insurance Corporation’s Rules and Regulations.

12 (h) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Bank shall not be entitled to set off against the amounts payable to Executive under this Agreement with the Bank any amounts earned by Executive in other employment after termination of his employment with the Bank, or any amounts which might have been earned by Executive in other employment had he sought such other employment. 6. Restriction on Timing of Distributions. In the event that Code Section 409A applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of separation from service (or as otherwise required by Section 409A). On the day following the end of such six (6)- month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section F.6. 7. Release of All Claims. As a condition for receiving any severance pay hereunder, Executive hereby agrees to execute a full and complete release of any and all claims against the Parent and the Bank and their respective officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Executive’s employment with the Bank or the termination thereof which release shall include reasonable protection from improper use of confidential information or Trade Secrets, as provided in Section G.1. G. Miscellaneous Provisions. 1. Trade Secrets; Automatic Assignment Under CA Labor Code § 2870, et seq. Executive agrees that, during the Term, Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Parent and the Bank, including any subsidiaries, successors and assigns, which may include, without limitation, information on their operations and financial condition and financial needs, information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, accounting, marketing, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Bank or Parent transact business, and all other information which is related to any product, service or business of the Bank, other than information which is generally known in the industry in which the Bank transacts business or is acquired from public sources, and information regarding the Bank’s customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business, all of which information is valuable property of the Bank (collectively, “Trade Secrets”). Executive shall not, without the prior written consent of the Board of Directors in each instance, disclose or use in any way, during the Term and for the greater of (a) one (1) year thereafter, or (b) to the maximum extent permitted by law, except as required in the course of such employment or as a required disclosure pursuant to a Court (or

13 equivalent) order, any such Trade Secrets acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him; provided, however, that, following termination of employment, Executive shall be entitled to retain a copy of any rolodex or other compilation maintained by him of the names of business contacts with their addresses, telephone numbers and similar information. Notwithstanding the foregoing, Executive hereby agrees, covenants, warrants, and represents that he has hereby automatically assigned any and all such Trade Secrets (whether invented already or to be invented) to Bank and/or Parent (whichever the case may be) without the need for a formal assignment or transfer document; provided, however, that such assignment shall not apply to those specific Trade Secrets that “qualif[y] fully under” California Labor Code § 2870, a true and correct copy of which (as of the Effective Date) is restated below: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.” 2. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Bank, are solely the property of the Parent or the Bank, as applicable, that Executive has no right, title or interest therein, and that Executive shall not remove such documents, whether in physical or electronic form, from the premises of the Bank, except as required in the course of employment by the Bank, without the prior written consent of the Board of Directors in each instance. Upon termination of Executive’s employment or upon demand by the Bank, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition. 3. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, one (l) week after having been deposited in the United States mail, registered or certified, postage prepaid, or when communicated to a public telegraph company for transmittal and the appropriate answerback confirmation is received. Either party may change its address by written notice in the manner set forth herein. The Parties hereby acknowledge and authorize that notice may be effected hereunder by e-mail, and any such notice via e-mail shall be deemed delivered when sent.

14 4. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Executive without the prior written consent of the Board of Directors in each instance. Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Bank, Parent or the Executive any rights or remedies under or by reason of this Agreement. 5. Applicable Law; Venue. This Agreement is to be governed by and construed under the laws of the State of California applicable to contracts made and to be performed with that state. Subject to section G.8., each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Fresno over any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. 6. Caption and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. 7. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated. 8. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either Party, be settled by binding arbitration in Fresno County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of such issues, including the determination of any amounts of damages suffered, shall be final and binding upon the Parties to the maximum extent permitted by law. The Parties shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure, including without limitation Section 1283.1 thereof. Except as otherwise required by law, each Party shall bear its own attorneys’ fees, costs and expenses; provided, however, the Bank shall bear the costs of the arbitrator(s). The provisions of this section G.8. shall not affect or limit the rights and remedies available to the Parties under the laws of the State of California relating to injunctive or other equitable relief to enforce the covenants contained herein or the agreements made pursuant hereto or in furtherance hereof.

15 Neither Party shall institute a proceeding hereunder until that Party has furnished to the other Party at least thirty (30) days’ prior written notice of its intent to do so. 9. Injunctive Relief. Executive hereby acknowledges and agrees that it would be difficult to fully compensate the Bank for damages resulting from the breach or threatened breach of certain provisions of this Agreement, including but not limited to sections G.1. and G.2., and that, accordingly, the Bank shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Bank’s right to claim and recover damages. 10. Attorneys’ Fees. In the event either Party takes legal action to enforce any of the terms of this Agreement, the unsuccessful Party to such action shall pay the successful Party’s expenses, including attorneys’ fees, incurred in such action. 11. Entire Agreement. Except for stock option agreements and participation in other compensation, bonus, salary continuation or severance plans and agreements which may be entered into by and between the Bank and Executive, this Agreement contains the entire agreement of the Parties and supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of Executive by the Bank. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement, or in any stock option agreement or other compensation, bonus, salary continuation or severance agreement, shall be valid or binding. 12. Amendments and Waivers. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive. Any waiver or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto; including the Party sought to be bound by such waiver or amendment. Any waiver of a breach of any provision hereof (material or not) shall not operate as or be construed as a continuing general waiver, or a continuing specific waiver of any subsequent breach of the same provision or any other provision hereof. 13. Interpretation. If any claim is made by any Party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular Party hereto or such Party’s counsel. Each Party hereto acknowledges that no Party was in a superior bargaining position regarding the substantive terms of this Agreement. 14. Executive’s Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands

16 this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement. 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. [Signatures to Follow]

17 IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date. EXECUTIVE __/s/ Kevin Williams___________________ Kevin Williams UNITED SECURITY BANK __/s/ Dennis Woods___________________ By: Dennis R. Woods Its: President & CEO UNITED SECURITY BANCSHARES __/s/ Dennis Woods____________________ By: Dennis R. Woods Its: President & CEO

A-1 EXHIBIT A United Security Bank’s Job Description for the position of Senior Vice President & Chief Banking Officer Title: Senior Vice President & Chief Banking Officer Reports To: President / Chief Executive Officer Classification: Exempt General Responsibilities: This job is the Bank’s Executive Officer in the area of Bank Operations, Administration, Human Resources, Security, and Facilities. Duties and Responsibilities: 1. Ensure that within areas of responsibility, the Bank is operating in compliance with all applicable governmental rules and regulations within the approved policies of the Bank. 2. Develops policy and operational rules and procedures for the bank’s operations. 3. Supervises the operations through the Customer Service Manager of all current banking offices. 4. Serves on the Bank & Board ALCO Committee. 5. Meets with governmental regulators and/or outside auditors to ensure that all operational deficiencies are corrected or eliminated. 6. Project coordinator for branch & offsite ITMs. 7. Performs the role of the designated Bank’s Security Officer and is responsible for the secure physical custody of the bank’s assets. Maintains security activities, training systems, and employee awareness of contingency plans. Establishes and monitors operational procedures to eliminate losses, defalcations, kiting, counterfeit currency, etc. 8. In conjunction with the President and the Deposit Services team responsible for the marketing activities of the Bank. Maintains a close relationship with Table Mountain & Chukchansi. 9. Supervises the Bank’s Training Officer and its related activities. 10. Supervises the Vice President Human Resources Director. 11. Oversees Fin and accenting dept. 12. Oversees IT dept. 13. Performs other duties as assigned or as deemed necessary.

A-2 Minimum Job Requirements: 1. College graduate or equivalent training and experience, plus appropriate and specific education and training in banking subjects. 2. Ten to fifteen years of banking experience with assignments of increasing difficulty. Should have at least ten years of supervisory or managerial experience in bank operations. 3. Ability to plan, organize, and control areas of responsibility and supervise the people and work involved. 4. Possess a high degree of human relations skills. Must be an effective communicator both oral and written. Must have the ability to work effectively with the business community, clients, other staff members, outside auditors, and bank regulators. 5. Must have a high level of ability to analyze all types of data and information input and arrive at judgments regarding the Bank’s activities and direction. 6. Have the ability to accurately work with numbers and perform and prepare internal and external reports. 7. Must understand the use of computers in the banking environment and supervise its effective utilization.